EXHIBIT 99.1

First Niagara Reports Fourth Quarter and Full Year 2012 Results

Fourth Quarter Highlights:

  Non-GAAP Operating Income of $0.19 per Share, Consistent with the Prior Quarter
  GAAP EPS of $0.15 including CMO premium adjustment ($0.03) and restructuring charges ($0.01)
  Business Trends Continue to be Very Strong
  12th consecutive quarter of double digit commercial loan growth
  Interest-bearing checking balances up 32%
  Mortgage originations increase 12% to an all-time high
  Wealth Management fees increase 8%
  Capital Markets revenue up 11%
  Net Interest Income Stable, Excluding Impacts of Additional CMO Premium Amortization
  13% increase in average interest earning assets
  Loan yields decline 8 basis points; deposit rates down 3 basis points

BUFFALO, N.Y., Jan. 23, 2013 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today announced fourth-quarter and full-year 2012 results that reflect strong core business fundamentals and core customer acquisition across the company's regional banking footprint. Solid operating performance continues to be driven by sustained market share gains through new customer acquisition as well as deepening relationships with existing customers.

"We finished 2012 with our team and franchise in a very solid and stable position – and most importantly, focused on optimizing our performance and results in 2013," said John R. Koelmel, First Niagara President and Chief Executive Officer. "The fundamentals of our business continue to improve as we more fully leverage the expanded capacities and competencies we now have, which has created very positive momentum as we start the new year. And while the impact of our CMO portfolio on fourth quarter results is disappointing, it doesn't at all diminish the consistent core operating performance we have again produced.

"As we look ahead to the next twelve months, our focus is to (1) better position our balance sheet by continuing the strong growth performance of our commercial and consumer lending teams; (2) ensure we do that while maintaining best in class credit outcomes; (3) deepen relationships across all business lines to improve the performance of our fee based businesses and services; and, (4) be more operationally effective and efficient by controlling costs and doing more with what we have already invested," continued Mr. Koelmel. "As I have consistently stated, running our business a little bit better each and every day is what we are about in 2013."

"Throughout 2012, First Niagara has delivered solid fundamental operating performance across all geographies enabled by strong traction with our new products and services," said Gregory W. Norwood, Chief Financial Officer. "Given the impact of a prolonged low interest rate environment, we will continue to sharpen our focus to maximize returns by optimizing the franchise and a commitment to manage expenses aggressively and create positive operating leverage."

Fourth Quarter Operating Results

In the fourth quarter of 2012, First Niagara reported non-GAAP operating net income available to common shareholders of $67.8 million, or $0.19 per diluted share, compared to $66.5 million, or $0.19 per diluted share, in the third quarter of 2012 and $72.1 million, or $0.24 per diluted share in the fourth quarter of 2011.

Those results exclude the impacts of the previously disclosed pre-tax adjustment of $16 million to accelerate premium amortization on its Collateralized Mortgage Obligations (CMO) portfolio and $3.7 million in restructuring charges.

Net interest income in the fourth quarter was essentially flat to the prior quarter. Excluding the impact of a quarter-over-quarter increase in premium amortization expense, net interest margin declined 8 basis points to 3.46%, driven by the continued downward re-pricing of loans and securities. However, those impacts on net interest income were offset by the benefits of a 13% increase in average interest-earning assets.

Non-interest revenues in the fourth quarter of 2012 decreased $5.0 million from the prior quarter as a result of seasonal declines in insurance commissions and lower mortgage banking revenues.

Average commercial loans increased 11% annualized over the prior quarter, the 12th consecutive quarter of double-digit growth as strong commercial business and commercial real estate loan demand continues across the company's footprint. Average transactional deposits, which include interest-bearing checking and non-interest bearing deposit balances, increased 16% annualized from the prior quarter driven by increases in balances held by customers.

The provision for loan losses on originated loans totaled $21.3 million in the fourth quarter of 2012, including $13.7 million to support loan growth and $7.6 million to cover net charge-offs during the quarter. Net charge-offs equaled 24 basis points of average originated loans, a six basis point decrease from the prior quarter.

Operating expenses in the fourth quarter of 2012 were $235.1 million, decreasing $2 million, or 1%, compared to the third quarter. Salaries and benefits expense declined $4.5 million, or 4%, driven by the company's workforce optimization initiative in the third quarter.

GAAP Results

On a GAAP basis, First Niagara reported fourth quarter net income to common shareholders of $53.5 million, or $0.15 per diluted share, compared to income of $50.8 million, or $0.14 per diluted share, in the third quarter of 2012. Reported GAAP results for the fourth quarter of 2012 included $3.7 million of restructuring charges as well as the impact of the $16 million accelerated premium amortization adjustment.

Operating Results (Non-GAAP)	Q4 2012	Q3 2012	Q4 2011
Net interest income	$ 268.6	$ 269.6	$ 242.5
Provision for credit losses	22.0	22.2	13.4
Noninterest income	91.8	96.9	63.7
Noninterest expense	235.1	237.1	182.5
Operating net income	75.4	74.0	72.1
Preferred stock dividend	7.5	7.5	--
Operating net income available to common shareholders	67.8	66.5	72.1
Weighted average diluted shares outstanding	349.7	349.4	304.3
Operating earnings per diluted share	$ 0.19	$ 0.19	$ 0.24

Reported Results (GAAP)
Operating net income before non-operating items	$ 75.4	$ 74.0	$ 72.1
CMO premium amortization adjustment (a)	11.6	--	--
Gain on securities portfolio repositioning (b)	--	3.5	--
Non-operating expenses (c)	2.6	19.1	13.6
Net income	61.1	58.4	58.5
Preferred stock dividend	7.5	7.5	--
Net income available to common shareholders	53.5	50.8	58.5
Weighted average diluted shares outstanding	349.7	349.4	304.3
Earnings per diluted share	$ 0.15	$ 0.14	$ 0.19

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarizes the company's operating results excluding certain non-operating items. For a detailed reconciliation of non-GAAP measures, refer to the attached tables.

(a) Amount is shown net of tax and represents the retroactive adjustment to accelerate premium amortization on the CMO portfolio.
(b) Amount is shown net of tax and represents the gains recorded on the sale of $3.1 billion of mortgage-backed securities in the third quarter of 2012.
(c) Amounts are shown net of tax and represent expenses related to acquisition, integration, and restructuring.

Full Year Results

For the full year ended December 31, 2012, the company posted non-GAAP operating earnings of $263.9 million, or $0.75 per diluted share, compared to $266.7 million, or $0.98 per diluted share, in 2011. The principal reasons for the decline were foregone interest income on $3.1 billion of mortgage-backed securities sold in the second quarter of 2012, continued pressures on asset pricing from the low interest rate environment, and the impacts of common and preferred shares issued in December 2011 to fund, in advance, the May 18, 2012 purchase of deposits and loans in the HSBC branch transaction.

For the full year 2012, the company posted GAAP net income of $140.7 million, or $0.40 per diluted share compared to $173.9 million, or $0.64 per diluted share, in 2011. Included in the calculation of GAAP net income are $184.0 million in pre-tax acquisition and restructuring related expenses, $24.6 million in accelerated premium amortization adjustments, and $21.2 million in gains related to the sale of $3.1 billion of mortgage-backed securities in the second quarter of 2012. In 2011, merger and restructuring related expenses totaled $140.7 million.

Operating Results (Non-GAAP)	2012	2011
Net interest income	$ 1,047.9	$ 881.2
Provision for credit losses	92.3	58.1
Noninterest income	338.3	245.3
Noninterest expense	867.2	665.6
Net operating income before non-operating items	291.6	266.7
Preferred stock dividend	27.8	--
Operating net income available to common shareholders	263.9	266.7
Weighted average diluted shares outstanding	349.4	271.6
Operating earnings per diluted share	$ 0.75	$ 0.98

Reported Results (GAAP)
Net operating income before non-operating items	$ 291.6	$ 266.7
CMO premium amortization adjustment (a)	17.2	--
Gain on securities portfolio repositioning (b)	13.8	--
Non-operating expenses (c)	119.8	92.8
Net income	168.4	173.9
Preferred stock dividend	27.8	--
Net income available to common shareholders	140.7	173.9
Weighted average diluted shares outstanding	349.4	271.6
Earnings per diluted share	$ 0.40	$ 0.64
All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarizes the company's operating results excluding certain non-operating items. For a detailed reconciliation of non-GAAP measures, refer to the attached tables.

(a) Amount is shown net of tax and represents the retroactive adjustment to accelerate premium amortization on the CMO portfolio.
(b) Amount is shown net of tax and represents the gains recorded on the sale of $3.1 billion of mortgage-backed securities in 2012.
(c) Amounts are shown net of tax and represent expenses related to acquisition, integration, and restructuring.

Loans

For the twelfth consecutive quarter, average commercial loans increased at a double-digit pace organically, up $302 million, or 11% annualized over the prior quarter. Commercial business loans averaged $4.8 billion, representing a 15% annualized increase over the prior quarter. Commercial real estate loans increased 8% annualized to $6.9 billion. Strength in specialty lending business lines such as equipment finance, healthcare lending, and capital markets augmented a robust pace of growth in the company's traditional middle market and commercial real estate businesses. Commercial loans in the company's Western and Eastern Pennsylvania and New England markets delivered double-digit annualized growth rates of 12%, 28%, and 10%, respectively, while balances in the New York market increased 6% following a strong third quarter.

Average indirect auto loan balances increased $214 million to $515 million. During the fourth quarter, new originations yielded 3.43%. The company continues to target and engage new car dealers within its contiguous footprint to lend and finance primarily used car purchases for high credit quality customers.

Average residential real estate loans declined by $143 million, or 14% annualized, from the third quarter reflecting higher prepayments. Average credit card and other consumer loan balances were unchanged.

Deposits

The company's strategic focus on core customer acquisition continued to allow it to successfully re-position its account mix and increase low cost deposits.  Average transactional accounts, which include interest-bearing checking and noninterest-bearing balances, increased to $8.8 billion, up 16% annualized compared to the prior quarter, with double-digit increases across each market. These low-cost deposits now represent 32% of the company's deposit base, compared to 26% a year ago.

Average noninterest-bearing deposits increased 2% annualized while interest-bearing checking deposits increased 32% annualized over the prior quarter driven by strong customer engagement that resulted in higher account balances. These increases were offset by the company's pricing initiatives to reduce higher-cost money market balances. Average total core deposits, excluding time deposits, increased to $23.5 billion, or 2% annualized, compared to the third quarter.

Net Interest Income

Non-GAAP net interest income of $268.6 million was essentially flat to the prior quarter.  The benefits of a 13% annualized increase in average earning assets were offset by the impacts of continued downward re-pricing pressure on earning asset yields. On a GAAP basis, net interest income of $252.3 million included the $16.3 million accelerated premium amortization adjustment related to the CMO portfolio.

Total premium amortization on the CMO portfolio increased to $30.8 million in the fourth quarter from $11.1 million in the prior quarter, driven by the $16.3 million in accelerated CMO premium amortization adjustment. Excluding the impacts of that increase, net interest margin in the fourth quarter was 3.46%, an eight basis point decline from the third quarter of 2012. Continued compression of loan yields from prepayments and lower spreads was partially offset by a three basis point decline in cost of interest bearing deposits.

"After our thorough evaluation of the CMO portfolio, including the substantial level of prepayments received in recent months as well as those expected to continue for the foreseeable future, we recorded an adjustment of $16 million to accelerate the premium amortization," said Mr. Norwood.  "With this adjustment, the remaining premium has been reduced to $74 million, or 1.6% of par at December 31, 2012, significantly reducing potential future volatility in our CMO yields."

Credit Quality

At December 31, 2012, the allowance for loan losses was $162.5 million, compared to $149.9 million at September 30, 2012.  Information for both the originated and acquired portfolios follows.

		Q4 2012			Q3 2012
$ in millions	Originated	Acquired	Total	Originated	Acquired	Total
Provision for loan losses*	$ 21.3	$ 0.2	$ 21.5	$ 21.4	$ 0.4	$ 21.8
Net charge-offs	7.6	1.3	8.9	9.1	1.0	10.1
NCOs/ Avg Loans	0.24%	0.08%	0.18%	0.30%	0.06%	0.21%
Total loans**	$ 13,372	$ 6,514	$ 19,710	$ 12,233	$ 7,086	$ 19,106

(*) Excludes provision for unfunded commitments of $0.5 million and $0.4 million in 4Q12 and 3Q12, respectively
(**) Acquired loans before associated credit discount; see accompanying tables for further information

Originated loans

The provision for loan losses on originated loans totaled $21.3 million, unchanged from the prior quarter. This provision included $13.7 million to support sequential originated loan growth of $1.1 billion and $7.6 million to cover net charge-offs. Net charge-offs equaled 24 basis points of average originated loans in the fourth quarter of 2012, a six basis points improvement from the prior quarter.

At the end of the fourth quarter, nonperforming assets to total assets were 0.50%, and increased eight basis points from the prior quarter. Nonperforming originated loans as a percentage of originated loans increased to 1.07% at December 31, 2012 from 0.93% at September 30, 2012. Approximately a third of the $29 million sequential increase in nonperforming originated loans related to guidance issued by the Office of the Comptroller of the Currency (OCC) to place consumer loans discharged in bankruptcy on nonaccrual status. The remaining increase in commercial nonaccruals was driven primarily by one large commercial credit in the company's Eastern Pennsylvania market.

At December 31, 2012, the allowance for loan losses on originated loans totaled $160.9 million or 1.20% of such loans, compared to $147.2 million or 1.20% of loans at September 30, 2012.

Acquired loans

The provision for losses on acquired loans totaled $0.2 million, compared to $0.4 million in the prior quarter. Net charge-offs on those portfolios totaled $1.3 million during the quarter, compared to $1.0 million in the prior period.  At December 31, 2012, the allowance for loan losses on acquired loans totaled $1.6 million, compared to $2.7 million at September 30, 2012. Acquired nonperforming loans totaled $29.6 million, compared to $28.2 million at the end of the prior quarter. At December 31, 2012, remaining credit marks available to absorb losses on a pool-by-pool basis totaled $176 million.

Fee Income

Fourth quarter 2012 non-GAAP operating noninterest income of $91.8 million decreased 5% or $5.0 million compared to the prior quarter.

Continued strength in derivative swap activity and increased assets under management in the company's wealth management platform contributed to 11% and 8% sequential increases in capital markets and wealth management fees, respectively.

These increases were offset by lower mortgage banking revenues as well as typical fourth quarter declines in insurance fees. Mortgage banking revenues decreased $2.9 million from the prior quarter driven by lower application volumes and gain-on-sale margins. However, closed mortgage origination volumes increased 12% from the prior quarter to an all-time high. During the quarter, the company opened a third mortgage processing center to expediently meet and exceed the needs of its customers.

On a GAAP basis, noninterest income of $91.8 million declined $10.4 million from the prior quarter. Prior quarter results included a $5.3 million gain recognized on the sale of $3.1 billion in CMOs in the second quarter.

Noninterest Expense

Fourth quarter non-GAAP operating noninterest expenses were $235.1 million, decreasing $2.0 million, or 1%, compared to the third quarter, driven by the initial impact of the company's workforce optimization initiative in the third quarter. The benefit of the resulting $4.5 million decrease in salaries and benefits was minimized by seasonal increases in occupancy expenses. Excluding the additional $3.4 million in additional premium amortization recognized in the fourth quarter, the efficiency ratio of 64.6% was comparable to 64.7% in the prior quarter.

On a GAAP basis, noninterest expense for the fourth quarter was $238.8 million, including $3.7 million in restructuring charges.

Capital

At December 31, 2012, the company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 11.2% and 7.5% respectively.  The company remains well above current regulatory guidelines for well-capitalized institutions.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 430 branches, approximately $37 billion in assets, $28 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Investor Call

A conference call will be held at 8:30 a.m. Eastern Time on Wednesday, January 23, 2013 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-888-324-9650 with the passcode: FNFG. Presentation slides will be used during the earnings conference call and is available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until February 6, 2013 by dialing 1-888-566-0438, passcode: 15645.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Income Statement Highlights -- Reported Basis
(in thousands, except per share amounts)

	2012				2011	For year ending
	Fourth	Third	Second	First	Fourth	December 31,	December 31,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011

Interest income:
Loans and leases	$ 212,035	$ 211,767	$ 200,725	$ 189,385	$ 195,434	$ 813,912	$ 704,664
Investment securities and other	71,564	90,101	99,116	101,395	96,472	362,176	360,643
Total interest income	283,599	301,868	299,841	290,780	291,906	1,176,088	1,065,307

Interest expense:
Deposits	16,902	18,358	16,391	14,998	21,521	66,649	83,237
Borrowings	14,411	13,905	24,437	33,411	27,872	86,164	100,823
Total interest expense	31,313	32,263	40,828	48,409	49,393	152,813	184,060

Net interest income	252,286	269,605	259,013	242,371	242,513	1,023,275	881,247
Provision for credit losses	22,000	22,200	28,100	20,000	13,400	92,300	58,107
Net interest income after provision	230,286	247,405	230,913	222,371	229,113	930,975	823,140

Noninterest income:
Deposit service charges	26,345	26,422	21,433	17,037	18,049	91,237	66,144
Insurance commissions	15,497	18,764	17,072	16,833	15,440	68,166	65,125
Merchant and card fees	11,945	12,014	9,271	5,528	5,044	38,758	29,253
Wealth management services	12,000	11,069	9,207	9,039	8,179	41,315	30,729
Mortgage banking	8,060	10,974	7,174	5,649	5,279	31,857	15,182
Capital markets income	7,098	6,381	6,831	6,539	2,746	26,849	8,349
Lending and leasing	3,739	3,730	4,245	3,123	3,103	14,837	11,425
Bank owned life insurance	3,021	3,449	3,848	3,387	3,302	13,705	11,129
Other income	4,116	9,400	16,517	2,773	2,543	32,806	7,973
Total noninterest income	91,821	102,203	95,598	69,908	63,685	359,530	245,309

Noninterest expense:
Salaries and benefits	111,026	115,484	104,507	96,477	88,796	427,494	341,895
Occupancy and equipment	27,609	25,694	24,089	22,017	22,580	99,409	78,163
Technology and communications	28,257	28,110	24,434	19,713	18,942	100,514	62,376
Marketing and advertising	9,292	8,954	6,676	6,763	7,724	31,685	21,850
Professional services	11,163	11,193	9,263	8,895	11,669	40,514	36,017
Amortization of intangibles	14,224	14,506	9,839	6,466	6,586	45,035	25,544
FDIC premiums	9,158	8,850	10,552	6,133	6,097	34,693	28,860
Merger and acquisition integration expenses	3,678	29,404	131,460	12,970	6,149	177,512	98,161
Restructuring charges	--	--	3,750	2,703	13,496	6,453	42,534
Other expense	24,377	24,347	21,069	18,041	20,132	87,834	70,933
Total noninterest expense	238,784	266,542	345,639	200,178	202,171	1,051,143	806,333

Income (loss) before income tax	83,323	83,066	(19,128)	92,101	90,627	239,362	262,116
Income tax expense (benefit)	22,226	24,682	(8,204)	32,236	32,166	70,940	88,206
Net income (loss)	61,097	58,384	(10,924)	59,865	58,461	168,422	173,910
Preferred stock dividend	7,547	7,547	7,547	5,115	--	27,756	--
Net income (loss) available to common stockholders	$ 53,550	$ 50,837	$ (18,471)	$ 54,750	$ 58,461	$ 140,666	$ 173,910

Financial Ratios:
Earnings (loss) per basic share	$ 0.15	$ 0.15	$ (0.05)	$ 0.16	$ 0.19	$ 0.40	$ 0.64
Earnings (loss) per diluted share	0.15	0.14	(0.05)	0.16	0.19	0.40	0.64
Weighted average shares outstanding - basic(1)	349,071	349,001	348,941	348,823	304,065	348,960	271,301
Weighted average shares outstanding - diluted(1)	349,663	349,371	348,941	349,069	304,341	349,368	271,612
Net revenue(2)	$ 344,107	$ 371,808	$ 354,611	$ 312,279	$ 306,198	$ 1,382,805	$ 1,126,556
Noninterest income as a percentage of net revenue(2)	26.68%	27.49%	26.96%	22.39%	20.80%	26.00%	21.78%
Pre-tax, pre-provision income(3)	$ 105,323	$ 105,266	$ 8,972	$ 112,101	$ 104,027	$ 331,662	$ 320,223
Pre-tax, pre-provision income per diluted share(3)	$ 0.30	$ 0.30	$ 0.03	$ 0.32	$ 0.34	$ 0.95	$ 1.18
Pre-tax, pre-provision return on average assets(3)	1.15%	1.19%	0.10%	1.36%	1.30%	0.94%	1.13%
Net interest margin(4)	3.22%	3.54%	3.26%	3.34%	3.48%	3.42%	3.58%
Interest yield on average loans(4)	4.39%	4.47%	4.59%	4.62%	4.76%	4.51%	4.87%
Rate paid on interest-bearing liabilities(4)	0.48%	0.51%	0.61%	0.79%	0.82%	0.59%	0.85%
Efficiency ratio	69.39%	71.69%	97.47%	64.10%	66.03%	76.02%	71.58%
Effective tax rate	26.7%	29.7%	42.9%	35.0%	35.5%	29.6%	33.7%
Return on average assets(5)	0.67%	0.66%	(0.12)%	0.73%	0.73%	0.48%	0.62%
Return on average equity(5)	4.92%	4.77%	(0.90)%	4.96%	5.54%	3.45%	4.68%
Return on average tangible equity(3)(5)	10.45%	10.34%	(1.64)%	7.90%	9.75%	6.55%	8.33%
Return on average common equity	4.62%	4.46%	(1.64)%	4.88%	5.63%	3.09%	4.71%
Return on average tangible common equity(3)	10.72%	10.60%	(3.18)%	8.12%	10.03%	6.30%	8.33%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2012				2011
	December 31,	September 30,	June 30,	March 31,	December 31,

Cash and cash equivalents	$ 430,862	$ 447,087	$ 488,227	$ 370,380	$ 836,555
Investment securities:
Available for sale	10,996,102	10,579,970	9,937,271	12,248,058	9,348,296
Held to maturity	1,299,806	1,387,763	1,463,872	2,503,156	2,669,630
FHLB and FRB common stock	420,277	373,311	329,555	499,328	358,159
Total investment securities	12,716,185	12,341,044	11,730,698	15,250,542	12,376,085
Loans held for sale	154,745	117,375	101,596	102,513	94,484
Loans and leases:
Commercial:
Real estate	7,093,193	6,835,971	6,710,009	6,369,098	6,244,381
Business	4,953,323	4,682,154	4,514,537	4,108,363	3,771,649
Total commercial loans	12,046,516	11,518,125	11,224,546	10,477,461	10,016,030
Consumer:
Residential real estate	3,761,567	3,870,756	4,037,045	3,881,003	4,012,267
Home equity	2,651,891	2,661,429	2,683,236	2,149,135	2,165,988
Indirect auto	601,456	419,258	185,774	--	--
Credit cards	314,973	308,387	304,368	--	--
Other consumer	333,609	328,571	328,547	283,320	278,298
Total consumer loans	7,663,496	7,588,401	7,538,970	6,313,458	6,456,553
Total loans and leases	19,710,012	19,106,526	18,763,516	16,790,919	16,472,583
Allowance for loan losses	162,522	149,933	138,516	126,746	120,100
Loans and leases, net	19,547,490	18,956,593	18,625,000	16,664,173	16,352,483
Bank owned life insurance	404,321	401,211	397,739	395,944	392,468
Goodwill and other intangibles	2,617,809	2,626,625	2,631,605	1,796,394	1,803,240
Other assets	937,317	983,999	1,130,891	937,859	955,300
Total assets	$ 36,808,729	$ 35,873,934	$ 35,105,756	$ 35,517,805	$ 32,810,615

Deposits:
Savings accounts	$ 3,887,587	$ 3,941,528	$ 4,103,773	$ 2,554,720	$ 2,621,016
Interest-bearing checking	4,450,970	4,090,322	3,887,568	2,431,672	2,259,576
Money market deposits	10,581,137	10,801,280	10,919,766	7,100,646	7,220,902
Noninterest-bearing deposits	4,643,580	4,658,374	4,774,764	3,200,824	3,335,356
Certificates of deposit	4,113,257	4,206,192	4,211,116	3,741,525	3,968,265
Total deposits	27,676,531	27,697,696	27,896,987	19,029,387	19,405,115

Short-term borrowings	2,983,718	1,995,610	958,044	6,353,189	2,208,845
Long-term borrowings	732,425	732,339	732,263	4,688,251	5,918,276
Other liabilities	487,958	532,868	700,249	571,532	480,201
Total liabilities	31,880,632	30,958,513	30,287,543	30,642,359	28,012,437
Preferred stockholders' equity	338,002	338,002	338,002	338,002	338,002
Common stockholders' equity	4,590,095	4,577,419	4,480,211	4,537,444	4,460,176
Total stockholders' equity	4,928,097	4,915,421	4,818,213	4,875,446	4,798,178
Total liabilities and stockholders' equity	$ 36,808,729	$ 35,873,934	$ 35,105,756	$ 35,517,805	$ 32,810,615

Selected balance sheet information:
Total interest-earning assets(1)	$ 32,321,964	$ 31,316,470	$ 30,403,035	$ 31,959,556	$ 29,284,139
Total interest-bearing liabilities	26,749,094	25,767,271	24,812,530	26,870,002	24,196,880
Net interest-earning assets	$ 5,572,870	$ 5,549,199	$ 5,590,505	$ 5,089,554	$ 5,087,259

Tangible common equity(2)	$ 1,972,286	$ 1,950,794	$ 1,848,606	$ 2,741,050	$ 2,656,936
Unrealized gain on securities, net of tax	208,271	204,347	133,430	152,408	105,276

Total core deposits	$ 23,563,274	$ 23,491,504	$ 23,685,871	$ 15,287,862	$ 15,436,850

Originated loans(3)	$ 13,372,357	$ 12,232,568	$ 11,392,158	$ 10,517,021	$ 9,876,005
Acquired loans(4)	6,513,636	7,085,839	7,600,213	6,459,798	6,801,689
Credit related discount on acquired loans(5)	(175,981)	(211,881)	(228,855)	(185,900)	(205,111)
Total Loans	$ 19,710,012	$ 19,106,526	$ 18,763,516	$ 16,790,919	$ 16,472,583

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Originated loans represent total loans excluding acquired loans.
(4) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(5) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)
	For the three months ended									For year ending
	December 31, 2012			September 30, 2012			December 31, 2011			December 31, 2012			December 31, 2011
	Average Balances	Interest(1)	Yields and Rates(1)(2)	Average Balances	Interest(1)	Yields and Rates(1)	Average Balances	Interest(1)	Yields and Rates(1)(2)	Average Balances	Interest(1)	Yields and Rates(1)(2)	Average Balances	Interest(1)	Yields and Rates(1)

Interest-earning assets:
Loans and leases(3)
Commercial:
Real estate	$ 6,911	$ 79	4.45%	$ 6,783	$ 80	4.60%	$ 6,199	$ 82	5.19%	$ 6,625	$ 318	4.72%	$ 5,651	$ 305	5.33%
Business	4,783	47	3.89	4,609	45	3.81	3,663	40	4.24	4,402	176	3.94	3,209	138	4.23
Total commercial loans	11,694	126	4.22	11,392	125	4.28	9,862	122	4.84	11,027	494	4.41	8,860	443	4.93
Consumer:
Residential real estate	3,819	39	4.05	3,962	40	4.03	4,085	45	4.41	3,922	161	4.11	3,475	158	4.54
Home equity	2,659	29	4.31	2,672	30	4.42	2,166	24	4.48	2,476	109	4.39	1,973	90	4.54
Indirect auto	515	5	3.50	301	3	3.64	--	--	--	228	8	3.65	--	--	--
Credit cards	310	8	10.19	308	9	11.31	--	--	--	202	22	10.88	--	--	--
Other consumer	328	7	8.73	329	7	8.80	279	5	7.12	296	24	8.25	274	19	6.98
Total consumer loans	7,631	87	4.54	7,572	88	4.64	6,530	75	4.53	7,124	324	4.55	5,721	267	4.66
Total loans and leases	19,325	213	4.39	18,964	213	4.47	16,392	196	4.76	18,151	818	4.51	14,582	710	4.87
Residential MBS(2)	5,746	36	2.50	5,677	40	2.81	8,429	68	3.21	7,230	202	2.79	8,191	284	3.47
Commercial MBS	1,953	18	3.79	1,895	19	3.93	1,262	13	4.19	1,855	73	3.91	626	25	4.03
Other investment securities (4)	4,474	35	3.16	4,002	33	3.35	1,926	19	4.04	3,705	123	3.32	1,680	68	3.97
Total securities, at cost(2)	12,173	90	2.95	11,574	92	3.18	11,617	100	3.45	12,790	397	3.11	10,497	377	3.59
Money market and other investments	207	1	1.54	201	1	1.41	299	1	0.86	257	3	1.13	132	2	1.33
Total interest-earning assets(2)	31,705	$ 304	3.81%	30,739	$ 306	3.96%	28,308	$ 297	4.17%	31,198	$ 1,219	3.91%	25,211	$ 1,089	4.31%
Goodwill and other intangibles	2,619			2,627			1,810			2,315			1,625
Other noninterest-earning assets	2,005			1,938			1,578			1,804			1,424
Total assets	$ 36,329			$ 35,304			$ 31,696			$ 35,317			$ 28,260

Interest-bearing liabilities:
Deposits
Savings accounts	$ 3,898	$ 2	0.18%	$ 4,026	$ 2	0.20%	$ 2,622	$ 1	0.12%	$ 3,451	$ 5	0.15%	$ 2,287	$ 5	0.20%
Interest-bearing checking	4,181	1	0.07	3,871	1	0.06	2,101	1	0.12	3,347	2	0.07	1,958	2	0.12
Money market deposits	10,810	7	0.25	10,899	8	0.29	7,414	10	0.52	9,506	27	0.28	6,504	36	0.56
Certificates of deposit	4,259	8	0.71	4,083	8	0.75	4,162	10	0.99	4,048	33	0.81	4,057	40	0.98
Total interest bearing deposits	23,148	17	0.29%	22,879	19	0.32%	16,299	22	0.52%	20,352	67	0.33%	14,806	83	0.56%
Borrowings
Short-term borrowings	2,331	2	0.38%	1,666	1	0.36%	1,899	2	0.49%	3,163	17	0.53%	1,638	6	0.40%
Long-term borrowings	732	12	6.63	732	12	6.74	5,797	26	1.75	2,299	69	3.02	5,124	95	1.84
Total borrowings	3,063	14	1.87	2,398	13	2.31	7,696	28	1.44	5,462	86	1.58	6,762	101	1.49
Total interest-bearing liabilities	26,211	$ 31	0.48%	25,277	$ 32	0.51%	23,995	$ 49	0.82%	25,814	$ 153	0.59%	21,568	$ 184	0.85%
Noninterest-bearing deposits	4,645			4,618			3,077			4,041			2,595
Other noninterest-bearing liabilities	528			536			435			575			384
Total liabilities	31,384			30,431			27,507			30,430			24,547
Total stockholders' equity	4,945			4,873			4,189			4,887			3,713
Total liabilities and stockholders' equity	$ 36,329			$ 35,304			$ 31,696			$ 35,317			$ 28,260

Net interest income (FTE)		$ 273			$ 274			$ 248			$ 1,066			$ 904
Taxable Equivalent Adjustment(1)		4			4			5			18			23

Total core deposits	$ 23,534	$ 10	0.16%	$ 23,414	$ 11	0.18%	$ 15,214	$ 12	0.29%	$ 20,345	$ 34	0.17%	$ 13,344	$ 43	0.33%
Total deposits	27,793	17	0.24%	27,497	19	0.27%	19,376	22	0.44%	24,393	67	0.27%	17,401	83	0.48%

Tax equivalent net interest rate spread(2)			3.33%			3.45%			3.35%			3.32%			3.46%
Tax equivalent net interest rate margin(2)			3.42%			3.54%			3.48%			3.42%			3.58%

(1) Tax equivalent interest income is calculated based upon a 35% effective tax rate.
(2) Amounts for the three months and year ended December 31, 2012 exclude accelerated CMO adjustments of $16 million and $25 million, respectively. The yields, including these adjustments, are:
			Three months ended December 31, 2012		Year ended December 31, 2012
Residential MBS			1.37%		2.45%
Total securities, at cost			2.41%		2.91%
Total interest earning assets			3.61%		3.83%
Tax equivalent net interest rate spread			3.13%		3.24%
Tax equivalent net interest rate margin			3.22%		3.34%
(3) Includes nonaccrual loans.
(4) Includes debt securities, collateralized loan obligations, asset-backed securities, FHLB and FRB common stock, and other investment securities.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2012				2011	For year ending
	Fourth	Third	Second	First	Fourth	December 31,	December 31,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Beginning balance	$ 149,933	$ 138,516	$ 126,746	$ 120,100	$ 112,749	$ 120,100	$ 95,354
Net loan (charge-offs) recoveries:
Commercial real estate	$ (1,935)	$ (1,791)	$ (2,384)	$ (5,994)	$ 212	$ (12,104)	$ (10,161)
Commercial business	(3,385)	(6,077)	(10,958)	(4,143)	(4,665)	(24,563)	(14,618)
Residential real estate	(658)	(396)	(155)	(1,120)	(318)	(2,329)	(986)
Home equity	(673)	(401)	(1,536)	(1,161)	(268)	(3,771)	(2,101)
Other consumer	(2,285)	(1,406)	(805)	(836)	(796)	(5,332)	(1,759)
Total net loan charge-offs	$ (8,936)	$ (10,071)	$ (15,838)	$ (13,254)	$ (5,835)	$ (48,099)	$ (29,625)
Provision for loan losses	21,525	21,800	27,803	19,900	13,186	91,028	54,371
Allowance related to loans sold	--	(312)	(195)	--	--	(507)	--
Ending balance	$ 162,522	$ 149,933	$ 138,516	$ 126,746	$ 120,100	$ 162,522	$ 120,100

Supplemental information
Allowance to loans	0.82%	0.78%	0.74%	0.75%	0.73%	0.82%	0.73%
Allowance for originated loans to originated loans(1)	1.20%	1.20%	1.19%	1.19%	1.20%	1.20%	1.20%

Net charge-offs to average loans (annualized)
Commercial real estate	0.11%	0.11%	0.15%	0.38%	-0.01%	0.18%	0.18%
Commercial business	0.28%	0.53%	1.02%	0.42%	0.51%	0.56%	0.46%
Total commercial loans	0.18%	0.28%	0.49%	0.40%	0.18%	0.33%	0.28%
Residential real estate	0.07%	0.04%	0.02%	0.11%	0.03%	0.06%	0.03%
Home equity	0.10%	0.06%	0.25%	0.22%	0.05%	0.15%	0.11%
Other consumer	0.79%	0.60%	0.61%	1.20%	1.14%	0.73%	0.64%
Total consumer loans	0.19%	0.12%	0.15%	0.20%	0.08%	0.16%	0.08%
Total loans	0.18%	0.21%	0.36%	0.32%	0.14%	0.26%	0.20%

Net charge-offs of originated loans to average originated loans (annualized)(1)
Commercial real estate	0.07%	0.12%	0.18%	0.16%	-0.05%	0.13%	0.26%
Commercial business	0.33%	0.64%	1.25%	0.54%	0.67%	0.68%	0.59%
Total commercial loans	0.19%	0.36%	0.66%	0.32%	0.25%	0.38%	0.39%
Residential real estate	0.15%	0.09%	0.04%	0.27%	0.08%	0.14%	0.06%
Home equity	0.21%	0.13%	0.51%	0.40%	0.10%	0.31%	0.21%
Other consumer	0.94%	0.59%	0.81%	1.25%	1.51%	0.84%	1.02%
Total consumer loans	0.35%	0.18%	0.28%	0.38%	0.17%	0.30%	0.17%
Total loans	0.24%	0.30%	0.55%	0.34%	0.22%	0.35%	0.32%

Nonperforming loans:
Originated:
Commercial real estate	$ 50,848	$ 46,413	$ 46,881	$ 44,749	$ 43,119	$ 50,848	$ 43,119
Commercial business	47,076	37,375	30,714	39,682	20,173	47,076	20,173
Residential real estate	27,192	21,377	23,058	22,021	18,668	27,192	18,668
Home equity	14,233	8,084	8,119	7,071	6,790	14,233	6,790
Other consumer	3,737	938	926	697	1,048	3,737	1,048
Total originated nonperforming loans	143,086	114,187	109,698	114,220	89,798	143,086	89,798
Total acquired nonperforming loans(2)	29,638	28,193	19,374	19,041	--	29,638	--
Total nonperforming loans	172,724	142,380	129,072	133,261	89,798	172,724	89,798
Real estate owned	10,114	9,669	10,632	7,202	4,482	10,114	4,482
Total nonperforming assets	$ 182,838	$ 152,049	$ 139,704	$ 140,463	$ 94,280	$ 182,838	$ 94,280

Accruing troubled debt restructurings (TDR)	$ 46,280	$ 55,732	$ 42,140	$ 42,358	$ 43,888	$ 46,280	$ 43,888
Loans 90 days past due still accruing(3)	171,548	145,323	125,668	116,810	143,237	171,548	143,237
Total classified loans(4)	708,468	693,006	732,762	753,536	748,375	708,468	748,375
Total criticized loans	$ 1,002,659	$ 990,670	$ 1,030,471	$ 1,044,731	$ 1,144,222	$ 1,002,659	$ 1,144,222

Total nonperforming loans to loans	0.88%	0.75%	0.69%	0.79%	0.55%	0.88%	0.55%
Total nonperforming originated loans to originated loans(1)	1.07%	0.93%	0.96%	1.09%	0.91%	1.07%	0.91%
Total nonperforming assets to loans and real estate owned	0.93%	0.80%	0.74%	0.84%	0.57%	0.93%	0.57%
Total nonperforming assets to assets	0.50%	0.42%	0.40%	0.40%	0.29%	0.50%	0.29%
Allowance to nonperforming loans	94.1%	105.3%	107.3%	95.1%	133.7%	94.1%	133.7%
Texas ratio(5)	16.60%	14.16%	13.35%	8.97%	8.55%	16.60%	8.55%

(1) Originated loans represent total loans excluding acquired loans.
(2) Nonperforming acquired loans include certain lines of credit that are considered nonaccruing. The remaining credit discount, recorded at acquisition, is adequate to cover losses on these balances.
(3) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
(4) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Classification of Assets" in our Annual Report on 10-K for the year ended December 31, 2011.
(5) Represents ratio computed using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.

First Niagara Financial Group, Inc.
Key Statistics
(Share counts in thousands)

	2012					2011
	December 31,	September 30,	June 30,	March 31,		December 31,

First Niagara Financial Group, Inc capital ratios:
Tier 1 risk based capital	9.29%	9.51%	9.40%	14.66%	(1)	15.60%	(1)
Tier 1 common capital(2)	7.45%	7.59%	7.41%	12.47%	(1)	13.23%	(1)
Total risk based capital	11.23%	11.48%	11.37%	16.75%	(1)	17.84%	(1)
Leverage	6.75%	6.83%	6.32%	9.67%	(1)	9.97%	(1)
Equity to assets	13.39%	13.70%	13.72%	13.73%	(1)	14.62%	(1)
Tangible common equity to tangible assets(2)	5.77%	5.87%	5.69%	8.13%	(1)	8.57%	(1)

First Niagara Bank, N.A capital ratios:
Tier 1 risk based capital	9.94%	10.19%	9.63%	14.69%	(1)	14.66%	(1)
Total risk based capital	10.66%	10.88%	10.57%	15.66%	(1)	16.47%	(1)
Leverage	7.23%	7.32%	6.48%	9.69%	(1)	9.38%	(1)

Number of branches	430	432	452	334		333
Full time equivalent employees	5,927	6,036	6,103	4,753		4,827

Share information and per share metrics:
Common shares outstanding	352,621	352,632	352,665	351,936		351,834
Preferred shares outstanding	14,000	14,000	14,000	14,000		14,000
Treasury shares	13,381	13,370	13,337	14,066		14,168
Market price (NASDAQ: FNFG):	$ 7.93	$ 8.07	$ 7.65	$ 9.84		$ 8.63
Book value per share(3)	13.15	13.11	12.84	13.00		12.79
Tangible book value per share(2)(3)	5.65	5.59	5.30	7.86		7.62
Price/Book	60.30%	61.56%	59.58%	75.69%		67.47%
Price/Tangible book(2)	140.35%	144.36%	144.34%	125.19%		113.25%
Common stock dividends	$ 0.08	$ 0.08	$ 0.08	$ 0.08		$ 0.16
Preferred stock dividends	0.54	0.54	0.54	0.37		--
Dividend payout ratio	53.33%	53.33%	N/M	50.00%		84.21%
Dividend yield (annualized)	4.01%	3.94%	4.21%	3.27%		7.36%

N/M Not meaningful
(1) Ratios reflect the impact of our capital raise completed in December 2011, the proceeds of which were used to consummate the acquisition of branches from HSBC Bank-USA, National Association in May 2012.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2012				2011	For year ending
	Fourth	Third	Second	First	Fourth	December 31,	December 31,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.19	$ 0.19	$ 0.19	$ 0.19	$ 0.24	$ 0.75	$ 0.98
Earnings per diluted share	0.19	0.19	0.19	0.19	0.24	0.75	0.98
Weighted average shares outstanding - basic(2)	349,071	349,001	348,941	348,823	304,065	348,960	271,301
Weighted average shares outstanding - diluted(2)	349,663	349,371	348,941	349,069	304,341	349,368	271,612
Noninterest income as a percentage of net revenue(4)	25.48%	26.43%	22.96%	22.39%	20.80%	24.40%	21.78%
Pre-tax, pre-provision income	125,281	129,333	136,645	127,774	123,672	519,033	460,918
Pre-tax, pre-provision income per diluted share	0.36	0.37	0.39	0.37	0.41	1.49	1.70
Pre-tax, pre-provision return on average assets	1.37%	1.46%	1.51%	1.55%	1.55%	1.47%	1.63%
Net interest margin(3)	3.42%	3.54%	3.37%	3.34%	3.48%	3.42%	3.58%
Interest yield on average loans(3)	4.39%	4.47%	4.59%	4.62%	4.76%	4.51%	4.87%
Rate paid on interest-bearing liabilities(3)	0.48%	0.51%	0.61%	0.79%	0.82%	0.59%	0.85%
Efficiency ratio	65.24%	64.71%	60.63%	59.08%	59.61%	62.56%	59.09%
Effective tax rate	27.0%	30.9%	33.5%	35.0%	34.7%	31.7%	33.8%
Return on average assets	0.83%	0.83%	0.80%	0.85%	0.90%	0.83%	0.94%
Return on average equity	6.06%	6.04%	5.95%	5.81%	6.82%	5.97%	7.18%
Return on average tangible equity(5)	12.89%	13.11%	10.86%	9.24%	12.02%	11.34%	12.77%
Return on average common equity	5.86%	5.83%	5.72%	5.79%	6.93%	5.80%	7.22%
Return on average tangible common equity(6)	13.57%	13.86%	11.13%	9.63%	12.36%	11.81%	12.88%

Reconciliation of net interest income on operating basis to reported net interest income(1):
Total net interest income on operating basis (Non-GAAP)	$ 268,566	$ 269,605	$ 267,371	$ 242,371	$ 242,513	$ 1,047,913	$ 881,247
Additional premium amortization on securities portfolio	(16,280)	--	(8,358)	--	--	(24,638)	--
Total reported net interest income (GAAP)	252,286	269,605	259,013	242,371	242,513	1,023,275	881,247

Reconciliation of noninterest income on operating basis to reported noninterest income(1):
Total noninterest income on operating basis (Non-GAAP)	$ 91,821	$ 96,866	$ 79,703	$ 69,908	$ 63,685	$ 338,298	$ 245,309
Gain on securities portfolio repositioning	--	5,337	15,895	--	--	21,232	--
Total reported noninterest income (GAAP)	91,821	102,203	95,598	69,908	63,685	359,530	245,309

Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 235,106	$ 237,138	$ 210,429	$ 184,505	$ 182,526	$ 867,178	$ 665,638
Merger and acquisition integration expenses	3,678	29,404	131,460	12,970	6,149	177,512	98,161
Restructuring charges	--	--	3,750	2,703	13,496	6,453	42,534
Total reported noninterest expense (GAAP)	$ 238,784	$ 266,542	$ 345,639	$ 200,178	$ 202,171	$ 1,051,143	$ 806,333

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 75,358	$ 74,027	$ 72,188	$ 70,053	$ 72,057	$ 291,626	$ 266,718
Nonoperating income and expenses, net of tax:
Additional premium amortization on securities portfolio	11,633	--	5,558	--	--	17,191	--
Gain on securities portfolio repositioning	--	(3,469)	(10,331)	--	--	(13,800)	--
Merger and acquisition integration expenses	2,628	19,112	85,448	8,431	4,256	115,619	64,420
Restructuring charges	--	--	2,437	1,757	9,340	4,194	28,388
Total nonoperating expenses, net of tax	14,261	15,643	83,112	10,188	13,596	123,204	92,808
Net income (GAAP)	$ 61,097	$ 58,384	$ (10,924)	$ 59,865	$ 58,461	$ 168,422	$ 173,910

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 67,811	$ 66,480	$ 64,641	$ 64,938	$ 72,057	$ 263,870	$ 266,718
Nonoperating income and expenses, net of tax:
Additional premium amortization on securities portfolio	11,633	--	5,558	--	--	17,191	--
Gain on securities portfolio repositioning	--	(3,469)	(10,331)	--	--	(13,800)	--
Merger and acquisition integration expenses	2,628	19,112	85,448	8,431	4,256	115,619	64,420
Restructuring charges	--	--	2,437	1,757	9,340	4,194	28,388
Total nonoperating income and expenses, net of tax	14,261	15,643	83,112	10,188	13,596	123,204	92,808
Net income available to common stockholders (GAAP)	$ 53,550	$ 50,837	$ (18,471)	$ 54,750	$ 58,461	$ 140,666	$ 173,910

Computation of pre-tax,pre-provision income:
Net interest income	$ 252,286	$ 269,605	$ 259,013	$ 242,371	$ 242,513	$ 1,023,275	$ 881,247
Noninterest income	91,821	102,203	95,598	69,908	63,685	359,530	245,309
Noninterest expense	(238,784)	(266,542)	(345,639)	(200,178)	(202,171)	(1,051,143)	(806,333)
Pre-tax, pre-provision income (GAAP)	105,323	105,266	8,972	112,101	104,027	331,662	320,223
Add back: non-operating premium amortization	16,280	--	8,358	--	--	24,638	--
Less: non-operating noninterest income (1)	--	(5,337)	(15,895)	--	--	(21,232)	--
Add back: non-operating noninterest expenses (1)	3,678	29,404	135,210	15,673	19,645	183,965	140,695
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 125,281	$ 129,333	$ 136,645	$ 127,774	$ 123,672	$ 519,033	$ 460,918

(1) Net interest income, noninterest income and expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Yields and rates calculated on a tax equivalent basis.
(4) Net revenue is comprised of net interest income and noninterest income.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)

	2012				2011	For year ending
	Fourth	Third	Second	First	Fourth	December 31,	December 31,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 4,928,097	$ 4,915,421	$ 4,818,213	$ 4,875,446	$ 4,798,178	$ 4,928,097	$ 4,798,178
Less: Goodwill and other intangibles	(2,617,809)	(2,626,625)	(2,631,605)	(1,796,394)	(1,803,240)	(2,617,809)	(1,803,240)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 1,972,286	$ 1,950,794	$ 1,848,606	$ 2,741,050	$ 2,656,936	$ 1,972,286	$ 2,656,936

Computation of Average Tangible Equity:
Total stockholders' equity	$ 4,945,132	$ 4,872,605	$ 4,879,791	$ 4,850,276	$ 4,188,800	$ 4,887,071	$ 3,712,927
Less: Goodwill and other intangibles	(2,619,322)	(2,626,666)	(2,206,682)	(1,800,613)	(1,809,690)	(2,315,013)	(1,624,671)
Tangible equity	$ 2,325,810	$ 2,245,939	$ 2,673,109	$ 3,049,663	$ 2,379,110	$ 2,572,058	$ 2,088,256

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 4,945,132	$ 4,872,605	$ 4,879,791	$ 4,850,276	$ 4,188,800	$ 4,887,071	$ 3,712,927
Less: Goodwill and other intangibles	(2,619,322)	(2,626,666)	(2,206,682)	(1,800,613)	(1,809,690)	(2,315,013)	(1,624,671)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(66,226)	(338,002)	(16,693)
Tangible common equity	$ 1,987,808	$ 1,907,937	$ 2,335,107	$ 2,711,661	$ 2,312,884	$ 2,234,056	$ 2,071,563

Computation of Texas Ratio:
Nonperforming Assets	$ 182,838	$ 152,049	$ 139,704	$ 140,463	$ 94,280	$ 182,838	$ 94,280
Loans 90 days past due still accruing(1)	171,548	145,323	125,668	116,810	143,237	171,548	143,237
Sum of nonperforming assets and loans 90 days past due still accruing	$ 354,386	$ 297,372	$ 265,372	$ 257,273	$ 237,517	$ 354,386	$ 237,517

Tangible common equity	$ 1,972,286	$ 1,950,794	$ 1,848,606	$ 2,741,050	$ 2,656,936	$ 1,972,286	$ 2,656,936
Allowance for loan loss	162,522	149,933	138,516	126,746	120,100	162,522	120,100
Sum of tangible common equity and allowance for loan loss	$ 2,134,808	$ 2,100,727	$ 1,987,122	$ 2,867,796	$ 2,777,036	$ 2,134,808	$ 2,777,036

Sum of nonperforming assets and acquired loans 90 days past due still accruing/Sum of tangible common equity and allowance for loan loss	16.60%	14.16%	13.35%	8.97%	8.55%	16.60%	8.55%

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 2,264,679	$ 2,225,121	$ 2,128,702	$ 3,009,727	$ 2,962,031	$ 2,264,679	$ 2,962,031
Less: Qualifying restricted core capital elements	(112,025)	(111,820)	(111,630)	(111,453)	(111,284)	(112,025)	(111,284)
Less: Perpetual non-cumulative preferred stock	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tier 1 common capital (Non-GAAP)	$ 1,814,652	$ 1,775,299	$ 1,679,070	$ 2,560,272	$ 2,512,745	$ 1,814,652	$ 2,512,745

(1) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
CONTACT: First Niagara Contacts

         Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com